INFORMATION REGARDING JOINT FILERS



Designated Filer of Form 4:                                 Joseph Edelman

Date of Earliest Transaction Required to be Reported:       October 24, 2008

Issuer Name and Ticker Symbol: Penwest Pharmaceuticals CO. [PPCO]

Names:     Perceptive Life Science Master Fund Ltd. and Perceptive Advisors LLC

Address:   Perceptive Advisors LLC
           499 Park Avenue, 25th Floor
           New York, NY 10022

Signatures:

The undersigned, Perceptive Life Science Master Fund Ltd. and Perceptive Advisors LLC, are jointly filing the attached Statement of Changes in Beneficial Ownership of Securities on Form 4 with Joseph Edelman with respect to the beneficial ownership of securities of Penwest Pharmaceuticals Co.


PERCEPTIVE LIFE SCIENCE MASTER FUND LTD.

By: Perceptive Advisors LLC, its investment manager


By:_______________________________
   Joseph Edelman, managing member



Perceptive Advisors LLC


___________________________________
Joseph Edelman, managing member